[redacted]

ADDENDUM # 1 TO CONTRACT

That certain contract for sale of real property, located at 287 Avebury Meridianville, AL 35759

between Seller(s): [redacted]

and Purchaser(s): Arrived Holdings, Inc. / Assignee

is hereby amended as follows: All contractural items remain in full force and effect with the following addition

Escalation clause final sales price $290,000

Closing Date to be 02/21/2022 [redacted]

10:16 AM CST dotloop verified 10:21 AM CST dotloop verified

----end-----

All other terms and conditions remain in full force and effect.

IN WITNESS WHEREOF this Addendum is executed 01/30/2022.

Date DocuSigned by: [redacted]

Witness

Purchaser

Witness

Purchaser

[redacted] dotloop verified 01/30/22 1:14 PM CST VVLW-FXAA-4SHG-SICF

Witness

[redacted] dotloop verified 01/30/22 1:44 PM CST VIIS-KC60-KCKD-OOYW

Seller

Witness

[redacted] dotloop verified 01/30/22 1:47 PM CST 8JHI-IDKQ-TIOQ-RLTR

Seller

ATC

(Revised 11/10)